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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File No. 001-13553

                       Bayard Drilling Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

                        4005 N.W. Expressway, Suite 550E
                         Oklahoma City, Oklahoma 73116
                                 (405) 840-9550
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                      11% Senior Notes Due 2005, Series B
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]       Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)          [ ]
Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6                    [ ]
Rule 12h-3(b)(1)(i)      [X]

       Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bayard Drilling Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 7, 1999                          BAYARD DRILLING TECHNOLOGIES, INC.


                                             By:  /s/   DANIEL McLACHLIN
                                                 -------------------------------
                                                 Name:  Daniel McLachlin
                                                 Title: President